EXHIBIT 10-150
                            EMPLOYMENT AGREEMENT
                                   Between

                          Puget Sound Energy, Inc.

                                    And

                            Richard R. Sonstelie

     THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of the 13th day of January, 1998, (the "Effective Date"), between PUGET SOUND ENERGY, INC., a Washington corporation (the "Company"), and RICHARD R. SONSTELIE (the "Employee"). The term "Parties" refers to the Company and the Employee.

                                  RECITALS

     A. The Company and Employee are parties to an Employment Agreement dated October 18, 1995 (the " 1 995 Agreement"), pursuant to which Employee is currently serving as Chairman and Chief Executive Officer of the Company;

     B. Employee has advised the Company that he expects to retire from employment with the Company on March 31, 2000, and in light of Employee's plans the Parties wish to replace the 1995 Agreement with this Agreement;

     NOW, THEREFORE,, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the Parties agree as follows:

1.   Employment

     The Company hereby agrees to employ Employee and to perform the obligations of the Company under this Agreement. Employee hereby accepts employment by the Company and agrees to perform the obligations of Employee under this Agreement.

2.   Term

     Employee's employment under this Agreement shall commence on the date hereof and shall terminate on March 31, 2000 (the "Term"), subject to earlier termination as provided in Section 10 (Termination Prior to the End of the Term). The 1995 Agreement is hereby terminated and replaced in its entirety by this Agreement.

3.   Duties

     Effective January 13, 1998, Employee's position with the Company shall become Chairman of the Board of Directors. From January 13, 1998 until the Company's regularly scheduled Board meeting in January 2000, Employee shall serve as the Chairman of the Company. Employee shall faithfully and diligently perform such duties and exercise such powers as:

     (i) Are set forth in the description of duties of the Chairman in the Bylaws of the Company (which may be amended by the Company from time to time);

    (ii) Are customarily expected of the Chairman of business organizations which are similar to the Company; and

   (iii) May from time to time be properly requested of him by the Board of Directors or the President and Chief Executive Officer of the Company. At the request of the Board of Directors or the President and Chief Executive Officer of the Company, Employee also shall serve as an officer or as a member of the Board of Directors of any of the Company's subsidiaries and affiliates, without additional compensation.

4.   Extent of Services

     Employee shall devote his full working time, attention and skill to the duties and responsibilities set forth in Section 3 ("Duties"). Employee may participate in other businesses as an outside director or investor, provided that:

     (i)  Employee shall not actively participate in the operation or
management of such	businesses; and

    (ii) Employee shall not, without the prior approval of the Board of Directors of the Company, make or maintain any investment in any entity with which the Company has a commercial relationship of any kind, including that of lessor, partner, investor, vendor, supplier, consultant or otherwise, or an entity which is in direct competition with the Company; provided, however, that Employee shall not be prohibited from investing in publicly traded securities.

5.   Salary

     In consideration for the performance of Employee's obligations under the Agreement the Company shall pay Employee through March 31, 2000 an annual base salary at the rate in effect on the date of this Agreement which salary shall not be reduced during the term of this Agreement. Employee's salary shall be paid in installments in accordance with the Company's payroll policy for other employees.

6.   Other Compensation

     6.1 The Employee shall participate in the Company's annual Pay-At-Risk plans for 1998 and 1999, with a target award of 40% of base salary, and in the Company's Long-Term Incentive Plan, with a grant of 6580 performance units in the 1998-2001 cycle and 3660 units in the 1999-2002 cycle. Upon his retirement on March 31, 2000, the value of the awards shall be based on the Company's relative total shareholder return based on the quarter-end results through March 31, 2000 and modified for the value of dividends paid during the period, all as provided in such Plan. The performance unit grant amounts for the 1998-2001 and 1999-2002 cycles have already been prorated to reflect the anticipated March 31, 2000 retirement date, and shall not be further prorated upon Employee's retirement.

     6.2 The Parties agree that Employee shall be entitled on April 1, 2000 to commence receiving a Retirement Benefit under the Company's Supplemental Executive Retirement Plan effective as of June 1, 1997 (the "SERP"). The monthly amount of the Retirement Benefit shall be 1/12 of 50% of Employee's Highest Average Earnings (as defined in the SERP), less the sum of the monthly amounts that are required to be deducted pursuant to Sections 3.2(a) (ii) and (iv) of the SERP. For purposes of the deduction required by Sections 3.2(a) (ii) and (iv), Employee's Normal Commencement


Date shall be deemed to be April 1, 2000. Employee may, by written notice to the Company's Compensation and Retirement Committee not later than 18 months prior to March 31, 2000, elect to receive the normal form of payment provided in Section 3.5(a) of the SERP, or to receive the Actuarial Equivalent (as defined in the SERP) of the normal form of payment in any form requested by Employee, or to have the Actuarial Equivalent lump sum value of the Retirement Benefit transferred to the Deferred Compensation Plan and thereafter treated as a voluntary deferral thereunder. The provisions of Section 3.5(c) shall not be applicable to determination of the amount of the Retirement Benefit. If Employee dies on or before April 1, 2000, his Beneficiary shall receive, as promptly after the date of death as administratively practicable, an amount that is the lump-sum Actuarial Equivalent as of April 1, 2000 of the Retirement Benefit, based upon the form of payment which Employee has elected. If no election has been made, his Beneficiary shall receive an amount that is the lump-sum Actuarial Equivalent as of April 1, 2000 of the benefit that would have been payable to the Beneficiary under the fifty percent (50%) joint and survivor form of payment, which benefit shall be calculated by assuming that Employee died on April 2, 2000 and had commenced to receive the Retirement Benefit provided for in this Section 6.2.

     6.3 The Parties agree that Employee shall be entitled to an additional severance payment equal to three times the base annual salary provided for in Section 5 of this Agreement. Employee may, by written notice to the Company's Compensation and Retirement Committee not later than 18 months prior to March 31, 2000, elect to receive the this payment in a lump sum, to receive the Actuarial Equivalent (as defined in the SERP) of the lump sum amount paid in any form requested by Employee, or to have the lump sum amount transferred to the Deferred Compensation Plan and thereafter treated as a voluntary deferral thereunder.

     6.4 The Company agrees for a period of three years after Employee's retirement to provide Employee with medical, dental and life insurance benefits substantially equivalent to those provided to Employee during the Term of his employment under this Agreement. In the event that Employee's participation in any such medical, dental or life insurance plan, program or policy is not possible under its terms and conditions, the Company shall at its option either arrange for Employee to receive benefits substantially similar to those which Employee would have been entitled to receive under each plan, program or policy, or pay to employee an amount equal to the premiums that the Company would pay on Employee's behalf for participation in such plan, program or policy, plus an amount equal to the federal income taxes which will be payable by Employee as a result of this payment.

     6.5  Notwithstanding the two-year notice period provided in Section
5.2 of the Deferred Compensation Plan, Employee may change the payment period for benefits under that Plan by submitting a new election form to the plan committee at least 18 months before the date of his retirement.

7.   Vacation and Other Benefits

Employee shall be entitled to 35 days per year of paid time off in accordance with Company policies, in addition to any existing banked paid time off. Any unused paid time off balance shall be paid in accordance with Company policies to Employee upon termination of his employment. Employee shall be entitled to participate in the Company's Retirement Plan, the Investment Plan, the Deferred Compensation Plan for Key Employees, and the SERP, in accordance with their terms (as revised by this Agreement with respect to the SERP), each of which may be amended from time to time, provided that no amendment shall diminish the SERP benefits provided for in this Agreement. The Company shall provide Employee with medical, life and disability insurance benefits for Employee during the Term of his employment with terms and provisions substantially as favorable to Employee as those provided to other executive employees of the Company at that date. The Company may prospectively amend, eliminate or add to the medical, life and disability insurance benefit programs generally applicable to all executive employees at any time, in its sole discretion.

8.   Club Dues

     The Company shall pay on behalf of Employee monthly dues and other charges in connection with membership in clubs, so as to permit Employee to conduct Company business and represent the Company in the business community. Upon Employee's retirement, the Company shall permit Employee to assume without consideration other than the obligation to pay ongoing dues the Company's membership in the Bellevue Club maintained on his behalf.

9.   Expenses

     The Company shall, upon receipt of adequate supporting documentation, reimburse Employee for reasonable expenses incurred by Employee in promoting the business of the Company, subject to the Company's expense reimbursement policies, which may be amended from time to time.

10.  Termination Prior to the End of the Term

     10.1 The Company may terminate this Agreement for cause prior to the end of the Term. The term "for cause" shall mean (a) the willful and continued failure by Employee to substantially perform his duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness) for a period of 30 days after written notice of demand for substantial performance has been delivered to Employee by the Board of Directors which specifically identifies the manner in which the Board believes that Employee has not substantially performed his duties, or
(b) the willful engaging by Employee in gross misconduct materially and demonstrably injurious to the Company. The Company shall not terminate this Agreement for cause unless a determination has been made the Board of Directors at a lawfully called meeting at which Employee shall be entitled to be told of the reasons for the termination and given an opportunity to personally respond to the reasons provided by the Board of Directors. No act, nor failure to act, on Employee's part shall be considered "willful" unless he has acted or failed to act with an absence of good faith and without a reasonable belief that his action or failure to act was in the best interests of the Company. In the event of termination of this Agreement by the Company for cause, or in the event of termination of this Agreement by Employee, Employee shall be paid all compensation and benefits earned through the date of termination and the additional benefit provided for in Section 6.3, the Company shall not be obligated to provide any further compensation or benefits to him under the Agreement, and the Parties' obligations to each other under this Agreement shall cease, with the exception of the Company's obligations under Section 12 (Indemnification) and Employee's obligations under Section 13 (Confidentiality) and Section 14 (Noncompetition).

     10.2 The Company may, at its option and at any time, terminate this Agreement prior to the end of the Term, without cause. In the event that the Company exercises this right, Employee shall continue to be entitled to receive all compensation and benefits provided for in this Agreement as if his employment had continued through March 31, 2000 and he had retired on that date pursuant to this Agreement. In that event, the Parties' other obligations to each other under this Agreement shall cease, with the exception of the Company's obligations under Section 11 (Change in Control) and Section 12 (Indemnification) and the Employee's obligations under
Section 13 (Confidentiality) and Section 14 (Noncompetition).

     10.3 This Agreement shall terminate in the event Employee dies, or is unable to perform his duties as a result of a physical or mental disability at any time during the term of this Agreement. In the event of a termination under this subsection, Employee or his estate shall continue to be entitled to receive all compensation and benefits provided for in this Agreement as if his employment had continued through March 31, 2000 and he had retired on that date pursuant to this Agreement, and the Parties' other obligations to each other under this Agreement shall cease, with the exception of the Company's obligations under Section 12 (Indemnification) and the Employee's obligations, if he is still living, under Section 13 (Confidentiality) and Section 14 (Noncompetition). For purposes of this Agreement, Employee shall be deemed to be disabled when each of the following conditions are met:

     (i) The Employee shall become physically or mentally incapable (excluding infrequent and temporary absences due to ordinary illnesses) of properly performing the services required of him by this Agreement;

    (ii) Employee's disability shall exist or shall be reasonably expected to exist for more than 90 days in the aggregate during any period of 12 consecutive calendar months; and

   (iii) Such disability is independently diagnosed by a qualified medical practitioner.

11.  Change in Control

     11.1 The provisions of this Section shall survive the expiration of the term of this Agreement, but shall not be effective in the event of a termination of this Agreement prior to the end of the term for cause, in accordance with subsection 10.1, or as a result of the death or incapacity of Employee in accordance with subsection 10.3. The provisions of this Section shall remain in effect for the period (the "Extended Benefit Period") between the date either the Company or Employee provides written notice to the other of its/his intent to terminate Employee's employment and March 31, 2000. The Extended Benefit Period shall terminate on March 31, 2000.

     11.2 The Board of Directors, in the exercise of its responsibility to serve the best interests of the shareholders of the Company, may at any time consider a merger or acquisition proposal that could result in a Change of Control of the Company. In order to avoid any adverse affect on Employee's performance under this Agreement that might be caused by uncertainties concerning his tenure and treatment by the Company in the event of such a Change in Control, the Company has agreed to provide certain benefits to Employee in certain circumstances involving a Change of Control of the Company in accordance with the provisions of this Section.


For purposes of this Agreement, a Change in Control shall mean the occurrence of any one of the following actions or events:

           (i) The acquisition of any person (which, for purposes of this Agreement, shall include a natural person, corporation, partnership, association, joint stock company, trust fund or organized group of persons) of the power, directly or indirectly, to exercise a controlling influence over the management or policies of the Company (either alone or pursuant to an arrangement or understanding with one or more other persons), whether through the ownership of voting securities through one or more intermediary persons, by contract or otherwise; or

          (ii) The acquisition by a person (whether alone or pursuant to an arrangement or understanding with one or more other persons) of the ownership or power to vote 25% or more of the outstanding voting securities of the Company; or

         (iii) During a period of six years after the acquisition by any person, directly or indirectly, of the ownership or power to vote 10% or more of the outstanding voting securities of the Company, the ceasing of the individuals who prior to such acquisition were directors of the Company (the "Prior Directors") to constitute a majority of the Board of Directors, unless the nomination of each new director was approved by a vote of a majority of the Prior Directors.

11.3 In the event of a Change in Control during the Terms of this Agreement, which is followed by a Material Adverse Change in the terms of Employee's employment, as that term is defined in Section 1 1.4, which results in the termination, by Employee or the Company, of Employee's employment by the Company, Employee shall be entitled to receive the benefits described in Subsection 11.5.

11.4 For purposes of this Section, any of the following shall constitute a Material Adverse Change in the terms of Employee's employment: ,

      (i) A material change in Employee's Duties, without Employee's express consent;

     (ii) Failure by the Company to perform its obligations under this Agreement, which failure is not cured within 30 days after written notice from Employee;

   (iii) The requirement by the Company that Employee relocate his residence or office anywhere outside of the Seattle/Bellevue metropolitan area, except for required travel on the Company's business to the extent consistent with Employee's duties;

    (iv) Any purported termination of employment by the Company other than for cause as defined in Section 10.1, or death or disability as defined in
Section 10.3.

11.5 In the event of a termination of Employee's employment as described in Subsection 11.4, the Company shall provide to Employee the following benefits through March 31, 2000, in addition to the benefits provided for in Section 6:



      (i) Employee's full base salary earned through the termination date, plus payment for all accrued vacation and any deferred compensation to which Employee is entitled for the fiscal year most recently ended prior to Employee's termination, and Employee's pro rata share of any compensation under any Company plan which has accrued through the date of termination, regardless of whether such amounts are vested or are payable in the year of termination; plus

      (ii) Within 30 days following the date of termination, an amount equal to the sum of Employee's annual base salary at the rate in effect as of the date of termination, plus the amount of any additional compensation awarded to Employee for the year most recently ended, multiplied by number of years (prorated for any partial years) remaining between the date of termination and March 31, 2000.

     (iii) The Company shall maintain in full force and effect through March 31, 2000 all employee benefit plans, programs and policies, including any life or health insurance plans in which Employee was entitled to participate immediately prior to termination, provided that Employee is qualified to participate under the general terms and provisions of such plans, programs and policies. In the event that Employee's participation in any such plan, program or policy is not possible under its terms and conditions, the Company shall at its option either arrange for Employee to receive benefits substantially similar to those which Employee would have been entitled to receive under each plan, program or policy, or pay to employee an amount equal to the premiums that the Company would pay on Employee's behalf for participation in such plan, program or policy. At the end of the period of coverage, Employee will have the option to receive an assignment at no cost, and with no apportionment of prepaid premiums, of any assignable insurance policies owned by the Company and relating to Employee, and to take advantage of any conversion privileges pertinent to the benefits available under Company policies.

      (iv) Employee shall waive all rights to receive shares of common stock of the Company issuable upon exercise of options, if any, granted to Employee under the Company's long-range incentive compensation plans. In return for that waiver, Employee shall be entitled to receive, within 30 days following the date of termination, a payment equal to the difference between the exercise of all options held by Employee, whether or not then fully exercisable, and the higher of (1) the average of the high and low sale prices of the Company's stock on the New York Stock Exchange in each of the twenty business days preceding the date of termination or (2) the highest price per share actually paid for any of the Company's common stock in connection with the Change of Control of the Company.

      (v) Notwithstanding any other provisions of this Agreement, if any severance benefits under Section 1 1 of this Agreement, together with any other Parachute Payments (as defined under Internal Revenue Code Section 280(G)(b)(2)) made by the Company to Employee, if any, are characterized as Excess Parachute Payments (as defined in Internal Revenue Code, Section 280(G)(b)(1)), then the Company shall pay to Employee, in addition to the payments to be received under this Section, an amount equal to the excise taxes imposed by Section 4999 of the Code on Employee's Excess Parachute Payments, plus an amount equal to the federal and, if applicable, state income taxes which will be payable by Employee as a result of this additional payment.

     Employee shall not be required to mitigate the amount of any payment due hereunder by seeking other employment and the payments due hereunder shall not be affected by any other employment which Employee may obtain.

12.  Indemnification

     The Company shall defend, indemnify and hold Employee harmless from any and all liabilities, obligations, claims or expenses which arise in connection with or as a result of Employee's service as an officer, employee and director of the Company and/or any of its affiliates and subsidiaries to the fullest extent allowed by law. The Company shall assure that Employee remains covered by the Company's policies of directors' and officers' liability insurance for six years following the date of termination of his employment.

13.  Confidentiality

     Employee shall not, during the term of this Agreement or thereafter, use for his own purposes or disclose to any other person or entity any confidential information concerning the Company, its affiliates or subsidiaries, or any of their business operations, except as may be consistent with his duties hereunder or as may be required by order of a court of competent jurisdiction. Confidential information shall include, without limitation, any information, formula, pattern, compilation, program, device, method, technique or process that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons or entities.

14.  Noncompetition

     14.1 During the term of his employment with the Company, Employee shall comply with his fiduciary obligations as an officer of the Company, and shall comply with the restrictions contained in Section 4.

     14.2 During the term of his employment with the Company and for a period of two years thereafter, Employee shall not, without the prior written consent of the Company which shall not be unreasonably withheld, participate in or perform Competitive Services, whether directly or indirectly, as a director, officer, employee, owner, partner, agent, consultant or otherwise, for any person or entity. Competitive Services shall mean services which assist a person or entity in competing with the Company in the business of selling or distributing electric power or natural gas in the states of Washington, Oregon or Idaho.

     14.3 During the term of his employment with the Company and for a period of two years thereafter, Employee shall not, directly or indirectly: solicit for employment any employee of the Company; attempt to persuade or entice any employee of the Company to terminate his or her employment; or persuade or attempt to persuade, any person or company to terminate, cancel, rescind or revoke its business or contractual relationships with the Company.

     14.4 Employee agrees that damages for breach of the covenants contained in this Section would be difficult to determine and therefore agrees that these provisions may be enforced by temporary or permanent injunction. The right to such injunctive relief shall be in addition to and not in place of any other remedies to which the Company may be entitled. Employee agrees that any profits made or benefits obtained by Employee in violation of his obligations under this Section shall be held by Employee in constructive trust for, and shall be promptly paid to, the Company.

     14.5 Employee agrees that the provisions of this Section are reasonable. However, if any court of competent jurisdiction determines that any provision within this Section is unreasonable in any respect, the Parties intend that this Section should be enforced to the fullest extent allowed by such court.

15.  Arbitration

     Any dispute between the Parties hereto with respect to any of the matters set forth herein shall be submitted to binding arbitration in King County, state of Washington. Either Party may commence the arbitration by delivery of a written notice to the other, describing the issue in dispute and its position with regard to the issue. Except as otherwise provided herein, the arbitration shall be conducted in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association then in effect. The award of the arbitrator shall be final and binding, and judgment upon an award may be entered in any court of competent jurisdiction. In any such arbitration, the prevailing Party shall be entitled to recover its costs, including without limitation reasonable attorneys' fees, and the nonprevailing Party shall pay all costs of arbitration, but if neither Party is determined to be the prevailing Party, each Party shall bear its own costs and attorneys' fees and one-half of the costs of arbitration. Nothing contained in this Section shall prevent either Party from seeking a temporary restraining order, preliminary injunction or similar injunctive relief from a court of competent jurisdiction to enforce the provisions of this Agreement. In the event that either Party institutes an action in court for such relief or to compel arbitration to, or enforce an award of arbitration, the prevailing Party shall be entitled to recover its costs, including without limitation reasonable attorneys' fees.

16.  Notices

     All notices or other communications required or permitted by this Agreement shall be in writing and shall be sufficiently given if sent by certified mail, postage prepaid, addressed as follows:

     If to Employee, to:

          Richard R. Sonstelie
          5 Brook Bay
          Mercer Island, Washington 98040

     If to Company:
     Puget Sound Energy, Inc.
     P.O. Box 97034
     Bellevue, Washington 98009-9734
     Attention:  General Counsel
     Facsimile:    (206) 462-3300

     Any such notice or communication shall be deemed to have been given as of the date mailed. Any address may be changed by giving written notice of such change in the manner provided herein for giving notice.

17.  Waiver of Breach

     The waiver by a Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

18.  Assignment

     This Agreement is for personal services. Neither Party may assign its rights or delegate its duties hereunder without the prior written consent of the other Party.

19.  Entire Agreement

     This Agreement contains the entire understanding of the Parties with regard to the subject matter of this Agreement and may only be changed by written agreement signed by both Parties. Any and all prior discussions, negotiations, commitments and understandings related thereto are merged herein.

20.  Binding Effect

  This Agreement shall be binding upon and inure to the benefit of the respective Parties, and their legal representatives, successors, permitted assigns and heirs.

21.  Law

     This Agreement shall be governed by, construed and enforced in accordance with the laws of the state of Washington, without giving effect to principles and provisions thereof relating to conflict or choice of laws and irrespective of the fact that any one of the Parties is now or may become a resident of a different state.

22.  Validity

In case any term of this Agreement shall be invalid, illegal or unenforceable, in whole or in part, the validity of any of the other terms of this Agreement shall not in any way be affected thereby.

In witness whereof, the Parties have signed this Agreement as of the date first above written.


"Company"
Puget Sound Energy, Inc.


/s/  Steve McKeon
______________________________________
Its Vice President and General Counsel



"Employee"


/s/  Richard R. Sonstelie
_________________________
     Richard R.Sonstelie